[CBRL GROUP, INC.]

Contact:

Lawrence E. White

Senior Vice President/

Finance and Chief Financial Officer

CBRL GROUP, INC. REPORTS IMPROVED SALES TRENDS AND INCREASES EARNINGS GUIDANCE FOR ITS FOURTH FISCAL QUARTER OF 2003

LEBANON, Tenn. (June 19, 2003) -- CBRL Group, Inc. (the “Company”) (NASDAQ: CBRL) today reported improved fiscal 2003 fourth quarter-to-date sales and increased its earnings guidance for the fourth fiscal quarter of 2003.

The Company reported that quarter-to-date comparable store restaurant sales in its Cracker Barrel Old Country Storeâ (“Cracker Barrel”) units are up approximately 0-0.5% (including approximately 2% higher average check), which is an improvement from the earlier trend of being down approximately 1% reported on May 22, 2003.  Cracker Barrel quarter-to-date comparable store retail sales are down approximately 0.5%, also an improvement from the May 22 reported trend of down approximately 4-4.5%. Quarter-to-date comparable restaurant sales in the Company’s Logan’s Roadhouseâ (“Logan’s”) units are up approximately 2-2.5% (reflecting a higher average check), an improvement from the May 22 reported trend of up approximately 0.5%.

The Company urges caution in considering its current trends and the earnings guidance disclosed in this press release.  The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors and influences, some of which are discussed in the cautionary language at the end of this press release.  The Company assumes no obligation to update disclosed information on trends or targets other than in its periodic filings under Forms 10-K, 10-Q, and 8-K with the Securities and Exchange Commission.

Commenting on trends, CBRL Group, Inc. President and Chief Executive Officer, Michael A. Woodhouse said, “We are encouraged by improved trends, which have exceeded previous expectations for Logan’s restaurant and Cracker Barrel retail sales and been generally in line with our expectations for Cracker Barrel restaurant sales.  Operating margin improvements have also been good, including lower cost of sales and lower insurance claims costs.  The combination of sales trends thus far in the important summer travel season and our present outlook for operating margins has caused us to increase our earnings guidance for the fourth quarter.”

The Company increased its earnings guidance for the fourth fiscal quarter of 2003, which will end on August 1, 2003.  The Company presently expects diluted net income per share to increase up to the mid-20% range from $0.56 in the fourth quarter of last year.  Earnings guidance reflects many assumptions, most of which cannot be known, including, very importantly, sales expectations.  The Company presently expects comparable store sales for the full fourth quarter to continue to be positive in both Cracker Barrel (restaurant and retail) and Logan’s.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 477 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 96 company-operated and 15 franchised Logan’s Roadhouse restaurants in 17 states.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future

CBRL Updates Sales Trends and Earnings Guidance

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June 19, 2003

operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: the effects of uncertain consumer confidence or general or regional economic weakness on sales and customer travel activity; practical or psychological effects of terrorist acts or war and military or government responses; consumer behavior affected by concerns over severe acute respiratory syndrome (SARS); consumer behavior based on concerns over nutritional aspects of the Company’s products or restaurant food in general; competitive marketing and operational initiatives; commodity, workers’ compensation, group health and utility price changes; the effects of plans intended to improve operational execution and performance; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the ability of and cost to the Company to recruit, train, and retain qualified restaurant hourly and management employees; the ability of the Company to identify and acquire successful new lines of retail merchandise; the availability and cost of acceptable sites for development and the Company’s ability to identify such sites;  changes in interest rates affecting the Company’s financing costs; increases in construction costs; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting accounting, tax, wage and hour matters, health and safety, pensions and insurance; the actual results of pending or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; changes in generally accepted accounting principles or changes in capital market conditions that could affect valuations of restaurant companies in general or the Company’s goodwill in particular; other undeterminable areas of government or regulatory actions or regulations; and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

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